UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2024

AZITRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41705	46-4478536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Business Park Drive Branford, CT 06405

(Address of principal executive offices)(Zip Code)

(203) 646-6446
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock: Par value $0.0001	AZTR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information regarding the Securities Purchase Agreement, Agency Agreement and Warrant Agent Agreement (as defined below) set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

On July 25, 2024, Azitra, Inc., a Delaware corporation (the “Company”), completed a public offering (the “Offering”) of (i) 6,665,000 shares (the “Common Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”); and (ii) Class A Warrants (the “Class A Warrants”) exercisable for an aggregate of 13,330,000 shares of Common Stock (the “Class A Warrant Shares”) issued pursuant to a securities purchase agreement, dated July 23, 2024 (the “Securities Purchase Agreement”), between the Company and certain institutional investors named therein and a Placement Agency Agreement dated July 23, 2024 (the “Agency Agreement”) between the Company and Maxim Group LLC, as placement agent.

The offering price of each Common Share and accompanying Class A Warrants was $1.50.

The Class A Warrants have an initial exercise price of $1.50 per share of Common Stock, however on the date that is 30 calendar days immediately following the date of issuance of the Class A Warrants, or August 24, 2024 (the “Reset Date”), if the Reset Price, as defined below, is less than the exercise price at such time, the exercise price will be decreased to the Reset Price. “Reset Price” shall mean 100% of the trailing five-day VWAP immediately preceding the Reset Date, provided, that in no event shall the Reset Price be less than $0.32 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions), which represents 20% of the most recent closing price for the Common Stock at the time of execution of the Agency Agreement. The number of shares of Common Stock issuable upon exercise of the Class A Warrants will not be proportionately adjusted in the event of a reset of the exercise price.

The Class A Warrants are exercisable upon issuance and expire five years from the date of issuance. The Class A Warrants contain ownership limitations pursuant to which a holder does not have the right to exercise any portion of their warrants if it would result in the holder (together with its affiliates) beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding Common Stock. The Class A Warrants are issued pursuant to a Warrant Agent Agreement dated July 25, 2024 (“Warrant Agent Agreement”) between the Company and VStock Transfer LLC, as warrant agent.

In consideration for Maxim Group LLC serving as the placement agent of the Offering (the “Placement Agent”), the Company paid the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds of the Offering and reimbursed the Placement Agent for certain expenses and legal fees up to $100,000. The Company also issued warrants to designees of the Placement Agent (the “Placement Agent Warrants”) exercisable for an aggregate of 266,600 shares of Common Stock (the “Placement Agent Warrant Shares”). The Placement Agent Warrants have substantially the same terms as the Class A Warrants, except that the Placement Agent Warrants have an exercise price equal to $1.875 per share (125% of the $1.50 offering price of the Common Share and accompanying Class A Warrants), have an initial exercise date of January 23, 2025 and expire on July 23, 2029.

The Common Shares, Class A Warrants, Class A Warrant Shares, Placement Agent Warrant and Placement Agent Warrant Shares were offered pursuant to a registration statement on Form S-1 (File No. 333-280806), as amended, which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 23, 2024.

The Company received net proceeds of approximately $8.95 million from the Offering, after deducting Offering expenses payable by the Company, including the Placement Agent’s commissions and fees. The Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital.

Forms of the Agency Agreement, the Class A Warrant, Placement Agent Warrant, Warrant Agent Agreement and Securities Purchase Agreement are filed as Exhibits 1.1, 4.1, 4.2. 4.3 and 10.1 to this Current Report on Form 8-K and are incorporated by reference herein.

On July 23, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On July 25, 2024, the Company issued a press release announcing the closing of the Offering. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibits are filed with this report:

Exhibit 1.1	Placement Agency Agreement dated July 23, 2024 between the Registrant and Maxim Group LLC	Filed electronically herewith
Exhibit 4.1	Form of Class A Warrant	Filed electronically herewith
Exhibit 4.2	Form of Placement Agent Warrant	Filed electronically herewith
Exhibit 4.3	Warrant Agent Agreement dated July 25, 2024 between the Registrant and VStock Transfer LLC	Filed electronically herewith
Exhibit 10.1	Form of Securities Purchase Agreement between the Registrant	Filed electronically herewith
Exhibit 99.1	Press release dated July 23, 2024 announcing the pricing of the offering	Filed electronically herewith
Exhibit 99.2	Press release dated July 25, 2024 announcing the closing of the offering	Filed electronically herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZITRA, INC.

Dated: July 25, 2024	/s/ Francisco D. Salva
Francisco D. Salva
Chief Executive Officer